Exhibit 99.1

Contact:	Julie Wood
Vice President, Investor Relations
510-597-6505
FOR IMMEDIATE RELEASE
Onyx Pharmaceuticals Licenses Rights to Novel Targeted Oncology Agent
from BTG International
BGC 945 Builds Upon a Proven Class of Drugs with Greater Tumor Selectivity
Emeryville, CA — November 6, 2008 - Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that it has in-licensed a novel targeted oncology compound, BGC 945, from BTG International Limited based in the United Kingdom. Under the terms of the agreement, Onyx will obtain a worldwide license for BGC 945 and all of its related patents. Onyx will receive exclusive worldwide marketing rights and will be responsible for all product development and commercialization activities. BTG will receive a $13 million upfront payment, and payments of up to $72 million upon the attainment of certain global development and regulatory milestones, plus additional milestone payments upon the achievement of certain marketing approvals and commercial milestones. BTG will also receive royalties on future product sales.
“In-licensing a promising compound, such as BGC 945, with potential application in several large tumor markets strategically strengthens Onyx’s pipeline and expands our portfolio as a growing biopharmaceutical company,” said Tony Coles, M.D., president and chief executive officer of Onyx. “With proven success in developing and commercializing Nexavar as one of the leading targeted oncology therapies, we are well positioned to maximize BGC 945’s full potential in a variety of tumors.”
BGC 945 (ONX 0801) is designed to work by combining two proven approaches to improving outcomes for cancer patients. These include receptor-mediated targeting of tumor cells and inhibition of thymidylate synthase, a key enzyme involved in cell growth and division. BGC 945 (ONX 0801) targets malignant cells that overexpress the alpha-folate receptor, which is located on the cell’s surface. Once BGC 945 (ONX 0801) enters the cell via this receptor, the compound inhibits, or switches off, thymidylate synthase (TS). BGC 945 (ONX 0801) is distinct from currently marketed TS inhibitors, such as pemetrexed, 5 fluorouracil, and raltitrexed, due to its selective tumor cell-specific uptake by the alpha-folate receptor. The alpha-folate receptor is overexpressed in a number of tumor types with significant unmet needs, including ovarian cancer, lung cancer, breast cancer, and colorectal cancer.

Onyx Pharmaceuticals Licenses Rights to Novel Targeted Oncology Agent
November 6, 2008

“With its novel mechanism of action, we believe that BGC 945 (ONX 0801) may represent the next era in anti-folate inhibition and has the potential to be the first targeted therapy of its class with greater selectivity for tumor cells over normal cells,” said Juergen Lasowski, Ph.D., senior vice president of corporate development at Onyx. “We look forward to advancing BGC 945 (ONX 0801) through the next series of important data-generating milestones.”
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer by changing the way cancer is treatedTM. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar®, a small molecule drug. Nexavar is currently approved for the treatment of advanced kidney cancer and liver cancer. Additionally, Nexavar is being investigated in several ongoing trials in non-small cell lung cancer, melanoma, breast cancer, and other cancers. For more information about Onyx, visit the company’s website at http://www.onyx-pharm.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding potential clinical applications for BGC 945, the potential for its development and commercialization and clinical development, regulatory processes, and commercialization efforts related to Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.
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